Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF
SIGILON THERAPEUTICS, INC.

Sigilon Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the name of the Corporation is Sigilon Therapeutics, Inc.; that the Corporation was originally incorporated pursuant to the Delaware General Corporation Law on May 14, 2015 under the name VL36, Inc.; that such Certificate of Incorporation was amended and restated in its entirety pursuant to a Second Amended and Restated Certificate of Incorporation that was filed with the Delaware Secretary of State on April 2, 2018; that Certificates of Amendment to the Second Amended and Restated Certificate of Incorporation were filed with the Delaware Secretary of State on October 19, 2018 and May 24, 2019; that such Second Amended and Restated Certificate of Incorporation was amended and restated in its entirety pursuant to a Third Amended and Restated Certificate of Incorporation that was filed with the Delaware Secretary of State on August 22, 2019; that Certificates of Amendment to the Third Amended and Restated Certificate of Incorporation were filed with the Delaware Secretary of State on February 14, 2020 and September 2, 2020; that such Third Amended and Restated Certificate of Incorporation was amended and restated in its entirety pursuant to a Fourth Amended and Restated Certificate of Incorporation that was filed with the Delaware Secretary of State on October 23, 2020.

SECOND: The Fourth Amended and Restated Certificate of Incorporation (the “Certificate”) is hereby amended by adding the following paragraph immediately before the second sentence in Article FOURTH:

“Reverse Common Stock Split.  Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the “Pre-Split Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified such that each 2.25 shares of Common Stock shall become one share of Common Stock (such reduction and resulting combination of shares is designated as the “Reverse Common Stock Split”).  The par value of the Common Stock following the Reverse Common Stock Split shall remain $0.001 per share.  Each holder of a certificate or certificates of Pre-Split Common Stock shall be entitled to receive a number of shares equal to the number of shares represented by such certificate or certificates of such holder’s Pre-Split Common Stock divided by 2.25 and then rounded down to the nearest whole number.  No fractional shares will be issued in connection with or following the Reverse Common Stock Split. Each holder of Pre-Split Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof and in accordance with Section 155 of the General Corporation Law, be entitled to receive an amount in cash to be determined in good faith by the Board of Directors of the Corporation equal to such fraction of a share multiplied by the fair value of a share of the Common Stock.”

THIRD:  That the remaining provisions of the Certificate not affected by the aforementioned amendments shall remain in full force and not be affected by this Certificate of Amendment.

FOURTH:  That the amendment of the Certificate effected by this Certificate of Amendment was duly authorized by the stockholders of the Corporation, after first having been declared advisable by the Board of Directors of the Corporation, all in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation be signed as of the 25th day of November, 2020.

SIGILON THERAPEUTICS, INC.

By:	/s/ Rogerio Vivaldi Coelho, M.D.
Name:	Rogerio Vivaldi Coelho, M.D.
Title:	President and Chief Executive Officer

[Signature to Certificate of Amendment to Fourth Amended and Restated

Certificate of Incorporation]